Exhibit 99.1

Bolt Biotherapeutics Reports First Quarter 2024 Results, Announces Strategic Pipeline Prioritization and Changes to Leadership Team

•
Refocusing pipeline to Phase 1 Dectin-2 agonist antibody BDC-3042 and next-generation BoltbodyTM ISAC platform including new clinical candidate BDC- 4182 targeting Claudin 18.2
•
Bolt to cease further development of trastuzumab imbotolimod (BDC-1001) and reduce workforce by approximately 50%
•
Willie Quinn, Chief Financial Officer, is being appointed as Chief Executive Officer; Randall Schatzman moving to an advisory role
•
Dawn Colburn, Pharm.D., is being promoted to Senior Vice President of Clinical Development to oversee all clinical activities; Edith Perez moving to an advisory role
•
Cash balance of $112.8 million now expected to fund the Company into second half 2026, including generation of clinical data for BDC-4182
•
Company to host conference call and webcast today at 1:30 p.m. Pacific Time

REDWOOD CITY, CA, May 14, 2024 – Bolt Biotherapeutics (Nasdaq: BOLT), a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer, today reported financial results for the first quarter ended March 31, 2024 and announced a strategic prioritization as well as changes to its leadership team. The company will focus its pipeline on its first-in-class proprietary agonist antibody targeting Dectin-2 and its next-generation BoltbodyTM ISAC programs, continue to support its collaborations with Genmab and Toray, and reduce its workforce by approximately 50%. This will extend cash runway into the second half of 2026.

As part of this refocusing, Willie Quinn has been appointed Chief Executive Officer. Grant Yonehiro has been promoted to Chief Operating Officer, Dawn Colburn, Pharm.D. has been promoted to Senior Vice President, Clinical Development. Michael Alonso, Ph.D. has been promoted to Senior Vice President, Research and Sarah Nemec is being appointed Principal Accounting Officer.

“At Bolt, we set a high bar for advancing our programs, and while BDC-1001 provided clinical validation for the ISAC mechanism, it did not meet our high bar for advancement. With limited resources, we want to focus those resources on the best product candidates. Our BoltbodyTM ISAC technology platform continues to improve and our next-gen ISACs have outperformed cytotoxic ADCs in our preclinical studies. The increased activity of the next-gen BoltbodyTM ISACs is opening the door to tumor targets with lower expression, while maintaining design choices that prioritize safety. With this in mind, we have decided to discontinue all BDC-1001 development and focus resources on BDC-3042 and BDC-4182, our next-gen ISAC targeting the clinically validated cancer antigen Claudin 18.2,” said Willie Quinn, Chief Executive Officer. “We believe that BDC-3042, a first-in-class agonist antibody that reawakens myeloid cells to attack tumor cells, has broad potential across many tumor types. We’ve seen encouraging safety to date in our Phase 1 dose escalation study of BDC-3042 and are excited about the very strong preclinical data for BDC-4182. We believe focusing on these programs will deliver significant value to shareholders. In conjunction, we are streamlining our operations to align resources and extend our cash runway to support these programs through key value inflection points.”

“Over the last several years, Bolt has leveraged our expertise to create BoltbodyTM ISACs with optimized tumor-targeting antibodies and stronger payloads that have the potential to deliver superior efficacy while maintaining an acceptable safety profile,” said Michael Alonso, Senior Vice President, Research. “We are excited to advance our first next-generation Boltbody™ ISAC, BDC-4182, as Bolt’s next clinical candidate and to unveil Claudin 18.2 as the target antigen for this agent. BDC-4182 has advanced into IND-enabling studies and we look forward to sharing more details soon.”

Recent Highlights and Anticipated Milestones

•
BDC-3042 Phase 1 dose escalation continues to advance. BDC-3042, a proprietary agonist antibody that targets Dectin-2, an immune activating receptor expressed by tumor-associated macrophages (TAMs), has advanced through the first 3 dose escalation cohorts of the Phase 1 trial without any dose-limiting toxicities, and the fourth dose level cohort is fully enrolled. BDC-3042 has been well tolerated in each of the cohorts to date. Bolt anticipates providing an update on enrollment and safety in the second half of the year.
•
Announced BDC-4182 as Bolt’s next-generation BoltbodyTM ISAC clinical candidate targeting Claudin 18.2. Claudin 18.2 is a novel, clinically validated target in oncology with programs in development for the treatment of gastric/gastroesophageal junction cancer, pancreatic cancer, and other tumor types. BDC-4182 has advanced into IND-enabling activities, supported by in vitro and in vivo experiments demonstrating potent anti-tumor activity in multiple preclinical models, some of which were presented at the Society for Immunotherapy of Cancer’s (SITC) 2023 Annual Meeting in October.

Corporate Updates

•
Discontinued development of trastuzumab imbotolimod (BDC-1001). Following a strategic review, Bolt has determined that the program will not meet its pre-defined success criteria, and Bolt will therefore be focusing resources on its next-generation ISAC programs.
•
Leadership changes. Willie Quinn is being appointed Chief Executive Officer. Former officers Randall Schatzman, Ph.D. and Edith Perez, M.D. are moving into advisory roles with Bolt. Grant Yonehiro, currently Chief Business Officer, is being promoted to Chief Operating Officer. Sarah Nemec, Vice President Finance, is being appointed Principal Accounting Officer and Michael Alonso, Ph.D., a co-founder of the company, is being promoted to Senior Vice President, Research. Dawn Colburn, Pharm.D. is being promoted to Senior Vice President of Clinical Development. Dr. Colburn joined Bolt in 2023, bringing over two decades of experience in oncology clinical development. Prior to joining Bolt, she was Vice President of Clinical Science for Agenus and Arcus Biosciences, where she built and led the clinical science organization and the non-small cell lung cancer clinical development strategy at both organizations.
•
Workforce reduction. In conjunction with this strategic refocusing, the Company will be reducing its workforce by approximately 50%. As a result of these actions, Bolt expects to extend its cash runway into the second half 2026, funding the completion of the BDC-3042 Phase 1 trial and also enabling the delivery of clinical data for next-generation ISAC BDC-4182.

Mr. Quinn commented, “We sincerely thank our dedicated and talented employees, as well as the BDC-1001 investigators and patients, for all they’ve done to advance our mission to leverage the immune system for a better way to treat cancer. To our colleagues who will be leaving Bolt as part of this realignment, we wish you all the best in your future endeavors and thank you for your contributions in leading Bolt to where we are today.”

First Quarter 2024 Financial Results

•
Collaboration Revenue – Collaboration revenue was $5.3 million and $1.8 million for the quarter ended March 31, 2024, and 2023, respectively. The increase in revenue for the comparative periods was due to increased activity in collaborations with Genmab and Toray Industries, Inc. as the Company fulfills its performance obligations, and the conclusion of its performance obligations for the Innovent collaboration. Bolt also recognized $4.7 million in Other Income as a result of concluding its collaboration with Innovent.

•
Research and Development (R&D) Expenses – R&D expenses were $16.5 million for the quarter ended March 31, 2024, compared to $14.6 million for the same quarter in 2023. The increase in R&D expenses was due to higher clinical trial expenses due to continued progress in our clinical trials for product candidates, higher research and development contract service expenses, and higher salary and related expenses, partially offset by lower manufacturing expenses related to timing of batch production of our product candidates.

•
General and Administrative (G&A) Expenses – G&A expenses were $5.8 million for the quarter ended March 31, 2024, compared to $5.6 million for the same quarter in 2023. The increase in G&A expenses was due to higher salary and related expenses and higher consulting and professional services expenses.

•
Loss from Operations – Loss from operations was $17.1 million for the quarter ended March 31, 2024, compared to $18.4 million for the same quarter in 2023.

Conference Call and Webcast Details

Bolt will host a conference call and webcast today, May 14, 2024, at 4:30 p.m. Eastern Time to discuss its strategic restructuring. The webcast can be accessed by clicking the link: https://edge.media-server.com/mmc/p/im7tcsw2, and will be available on the “Events and Presentations” page in the “Investors” section of the Company’s website. A replay of the webcast will be archived on the Company’s website for up to 30 days following the presentation. A more detailed presentation of the results will be made available on the Company’s website at www.boltbio.com.

About the Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) Platform
Bolt Biotherapeutics’ Boltbody ISAC platform harnesses the precision of antibodies with the power of the innate and adaptive immune system to reprogram the tumor microenvironment to generate a productive anti-cancer response. Each Boltbody ISAC candidate comprises a tumor-targeting antibody, a non-cleavable linker, and a proprietary immune stimulant. The antibody is designed to target one or more markers on the surface of a tumor cell and the immune stimulant is designed to recruit and activate myeloid cells. Activated myeloid cells initiate a positive feedback loop by releasing cytokines and chemokines, chemical signals that attract other immune cells and lower the activation threshold for an immune response. This increases the population of activated immune system cells in the tumor microenvironment and promotes a robust immune response with the goal of generating durable therapeutic responses for patients with cancer.

About Bolt Biotherapeutics, Inc.

Bolt Biotherapeutics is a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer. Bolt Biotherapeutics’ pipeline candidates are built on the Company’s deep expertise in myeloid biology and cancer drug development. The Company’s pipeline includes BDC-3042, a first-in-class agonist antibody that activates macrophages by targeting Dectin-2, and BDC-4182, a next-generation Boltbody™ Immune Stimulating Antibody Conjugate (ISAC) clinical candidate targeting Claudin 18.2. BDC-3042 is currently in a Phase 1 dose escalation trial that includes patients with any of 6 different solid tumor types. BDC-4182 is supported by strong in vitro and in vivo data demonstrating potent anti-tumor activity, and activities are underway to support the initiation of clinical trials in 2025. Bolt Biotherapeutics is also developing additional Boltbody™ ISACs in strategic collaborations with leading biopharmaceutical companies. For more information, please visit https://www.boltbio.com/.

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding the advancement and success of our BDC-3042 clinical trial, the initiation of future clinical trials, the potential value of collaborations, and the duration of our cash runway, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the potential product candidates that we develop may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; such product candidates may not be beneficial to patients or become commercialized; and our ability to maintain our current collaborations and establish further collaborations. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023. These filings, when available, are available on the investor relations section of our website at investors.boltbio.com and on the SEC’s website at www.sec.gov.

Investor Relations and Media Contact:

Matthew DeYoung

Argot Partners

(212) 600-1902

boltbio@argotpartners.com

BOLT BIOTHERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Collaboration revenue	$5,274	$1,826
Operating expenses:
Research and development	16,529	14,625
General and administrative	5,837	5,616
Total operating expense	22,366	20,241
Loss from operations	(17,092)	(18,415)
Other income, net
Interest income, net	1,606	1,435
Other income	4,675	—
Total other income, net	6,281	1,435
Net loss	(10,811)	(16,980)
Net unrealized (loss) gain on marketable securities	(73)	684
Comprehensive loss	$(10,884)	$(16,296)
Net loss per share, basic and diluted	$(0.28)	$(0.45)
Weighted-average shares outstanding, basic and diluted	38,068,424	37,684,023

BOLT BIOTHERAPEUTICS, INC.BALANCE SHEETS

(Unaudited, in thousands)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$4,262	$10,810
Short-term investments	87,088	91,379
Prepaid expenses and other current assets	3,705	3,519
Total current assets	95,055	105,708
Property and equipment, net	4,499	4,957
Operating lease right-of-use assets	18,347	19,120
Restricted cash	1,765	1,765
Long-term investments	21,461	26,413
Other assets	1,765	1,821
Total assets	$142,892	$159,784
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,219	$2,987
Accrued expenses and other current liabilities	9,710	12,486
Deferred revenue	1,907	2,201
Operating lease liabilities	2,887	2,782
Total current liabilities	16,723	20,456
Operating lease liabilities, net of current portion	16,680	17,437
Deferred revenue, non-current	5,330	9,107
Other long-term liabilities	-	43
Total liabilities	38,733	47,043
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	479,290	476,988
Accumulated other comprehensive (loss) gain	(36)	37
Accumulated deficit	(375,096)	(364,285)
Total stockholders' equity:	104,159	112,741
Total liabilities and stockholders' equity	$142,892	$159,784

BOLT BIOTHERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,811)	$(16,980)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	458	467
Stock-based compensation expense	2,302	2,476
Accretion of discount on marketable securities	(1,033)	(852)
Non-cash lease expense	773	719
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(130)	(1,377)
Accounts payable and accrued expenses	(3,544)	(6,611)
Operating lease liabilities	(652)	(559)
Deferred revenue	(4,071)	(683)
Other long-term liabilities	(43)	1
Net cash used in operating activities	(16,751)	(23,399)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(3)
Purchases of marketable securities	(23,058)	(42,883)
Maturities of marketable securities	33,261	71,877
Net cash provided by investing activities	10,203	28,991
Net (decrease) increase in cash	(6,548)	5,592
Cash, cash equivalents and restricted cash at beginning of year	12,575	10,809
Cash, cash equivalents and restricted cash at end of period	$6,027	$16,401
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$4,262	$14,836
Restricted cash	1,765	1,565
Total cash, cash equivalents and restricted cash	$6,027	$16,401
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$—	$46
Deferred offering costs in accounts payable and accrued liabilities	$102	$102